UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report:  October 17, 2013
(Date of earliest event reported)

AFFYMETRIX, INC.
(Exact name of registrant as specified in charter)

Delaware	0-28218	77-0319159
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3420 Central Expressway
Santa Clara, California 95051
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (408) 731-5000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 17, 2013 (the “Effective Date”), Affymetrix, Inc. (“Affymetrix”) refinanced its senior secured debt, after making a prepayment with a combination of cash on hand and proceeds from the sale of its business that manufactures and sells Anatrace branded products.

Following the prepayment and refinancing, Affymetrix senior secured debt outstanding is approximately $46.7 million.  Affymetrix expects that annual gross interest expense savings from the refinancing will total approximately $2.6 million compared to the gross interest expense incurred during the twelve month period ended September 30, 2013.  The company expects to incur one-time fees and expenses associated with the transaction of approximately $0.8 million.

On the Effective Date, Affymetrix entered into the Fourth Amendment to Credit Agreement among Affymetrix and its domestic subsidiaries, General Electric Capital Corporation (“GE Capital”), and the other lenders party thereto (the “Amendment”).   The Amendment amends the Credit Agreement dated as of June 25, 2012, as amended pursuant to that certain First Amendment dated as of July 20, 2012, that certain Second Amendment dated as of December 5, 2012, and that certain Third Amendment and Limited Waiver dated as of April 8, 2013, among Affymetrix and its domestic subsidiaries, GE Capital and the other lenders and parties party thereto (the “Credit Agreement”).

The Amendment provides, among other things, for new term loans in the aggregate principal amount of $38.0 million and new revolving loan commitments in the aggregate principal amount of $10.0 million, each with a term of five years.  The new revolving loan commitments replaced all existing revolving loan commitments under the Credit Agreement.

The Amendment also (i) reduced the interest rate margins to 2.75% for base rate loans and 3.75% for LIBOR rate loans, subject to a leverage-based step-down, (ii) limited the financial covenants to minimum interest coverage ratio and maximum senior leverage ratio with adjusted levels and (iii) amended, modified and/or supplemented certain other obligations, covenants, representations and warranties of the parties under the Credit Agreement.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, which is filed hereto, as Exhibit 10.51 and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Forward Looking Statements

This report and the exhibits filed herewith include forward-looking statements regarding the prepayment and refinancing of Affymetrix’ senior secured debt and related transactions that are not historical or current facts and deal with potential future circumstances and developments, in particular statements regarding expected interest expense savings and the amount of any fees and expenses incurred in connection with the transactions. Forward-looking statements are qualified by the inherent risks and uncertainties surrounding future expectations generally and may materially differ from actual future experience. Risks and uncertainties that could affect forward-looking statements include the risk that expected savings may not be fully realized and the risks that are described in Affymetrix’ reports filed with the SEC, including the annual report on Form 10-K for the year ended December 31, 2012 and the quarterly report on Form 10-Q for the six months ended June 30, 2013. This report speaks only as of its date and Affymetrix disclaims any duty to update the information herein other than as required by applicable law or regulation.

Item 9.01	Financial Statements and Exhibits

(d)     Exhibits.

Exhibit No.	Exhibit Description

10.51	Fourth Amendment to Credit Agreement dated as of October 17, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AFFYMETRIX, INC.

By:	/s/ Siang Chin
	Name:	Siang H. Chin
	Title:	Senior Vice President, General Counsel and Secretary

Dated: October 18, 2013